Selling Stockholder Prospectus Supplement No. 2 (To Prospectus dated December 14, 2017, as supplemented by prospectus supplement dated February 6, 2018)	Filed pursuant to Rule 424(b)(7) Registration No. 333-222066

Denbury Resources Inc.

11,252,328 Shares of Common Stock

This selling stockholder prospectus supplement no. 2 (“Supplement No. 2”) supplements, updates and amends the selling stockholder information contained in the prospectus dated December 14, 2017 and the prospectus supplement dated February 6, 2018 (together, the “Prospectus”). The Prospectus covers the resale from time to time by selling stockholders that may be named in one or more selling stockholder prospectus supplements of up to an aggregate of 38,563,154 shares of our common stock that may be issued upon conversion of our 3½% Convertible Senior Notes due 2024 (the “3½% Convertible Notes”). This Supplement No. 2, together with the Prospectus, specifically covers the resale from time to time by the selling stockholders named herein of up to 11,252,328 of such shares of our common stock.

This Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus. This Supplement No. 2 is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement No. 2 supersedes information contained in the Prospectus. You should carefully read this Supplement No. 2 and the Prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “DNR.” On April 10, 2018, the last sale price of our common stock as reported on the New York Stock Exchange was $3.11 per share.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 4 of the Prospectus and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this selling stockholder prospectus supplement No. 2 is April 11, 2018.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the captions “Selling Stockholders” in the Prospectus. This Supplement No. 2 includes information with respect to selling stockholders not previously listed in the Prospectus. This information is based solely upon information provided to us by the selling stockholders and is accurate to the best of our knowledge as of the date hereof.

The number and percentage of shares beneficially owned before this offering, offered for resale hereunder and beneficially owned after this offering for each selling stockholder assume (i) the conversion by the selling stockholders of all 3½% Convertible Notes held by them at the current conversion rate, (ii) the offer and sale by the selling stockholders of all shares of our common stock received upon such conversion that are registered for resale hereunder and (iii) no other acquisitions, dispositions or issuances of shares of our common stock. However, the selling stockholders may not convert all of the 3½% Convertible Notes held by them and, even if they do convert all of such notes, they may not offer or sell any of the shares of our common stock received upon such conversion hereunder. They may also acquire additional shares of our common stock other than pursuant to conversion or may dispose of shares of our common stock other than under this Supplement No. 2 and the Prospectus. Therefore, it is difficult to estimate the aggregate number of shares that the selling stockholders will ultimately offer and sell pursuant to this Supplement No. 2 and the Prospectus or that the selling stockholders will ultimately own upon completion of the offering to which this Supplement No. 2 and the Prospectus relate.

As of March 31, 2018, 402,140,074 shares of our common stock were issued and outstanding (excluding treasury shares). On April 10, 2018, we sent a mandatory conversion notice to all holders of our 3½% Convertible Notes, and all of our outstanding 3½% Convertible Notes will be converted into shares of our common stock effective April 17, 2018. If all of the outstanding 5% Convertible Senior Notes due 2023 were to convert into shares of our common stock, up to an additional 16,743,372 shares could be issued at the current conversion rate for such notes.

The selling stockholders named below and their permitted transferees, pledgees, or other successors may from time to time offer the shares of our common stock offered by this Supplement No. 2 and the Prospectus. Except as otherwise indicated in the footnote below, the beneficial owner has sole voting and investment power with respect to the indicated shares of our common stock. The percentage of our shares before and after the offering are based on 402,140,074 shares outstanding as of March 31, 2018, plus, for each selling stockholder to the extent not included in the foregoing, the number of shares of common stock issuable upon conversion of the 3½% Convertible Notes held by that selling stockholder.

	Shares Beneficially Owned Before Offering		Number of Shares Being Offered For Resale	Shares Beneficially Owned After Offering
Name	Number	Percent		Number	Percent
BayCity Corporate Arbitrage and Relative Value Fund, L.P. (1)	132,112	*	132,112	—	—
BayCity Event Driven Opportunities Master Fund, LP (1)	61,500	*	61,500	—	—
Pandora Select Partners, LP (2)	1,903,785	*	1,903,785	—	—
Whitebox Asymmetric Partners, LP (2)	272,424	*	272,424	—	—
Whitebox Credit Partners, LP (2)	391,326	*	391,326	—	—
Whitebox GT Fund, LP (2)	415,470	*	415,470	—	—
Whitebox Multi-Strategy Partners, LP (2)	4,054,028	1.0%	4,054,028	—	—
Whitebox Relative Value Partners, LP (2)	4,021,683	1.0%	4,021,683	—	—

*    Less than 1%.

(1)	The address of the selling stockholder is 555 California Street, Suite 3100, San Francisco, California 94104.

(2)	The address of the selling stockholder is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416.